STRATEGIC ADVISERS FIDELITY ALTERNATIVES FUND

MANAGEMENT FEE WAIVER AGREEMENT

This Management Fee Waiver Agreement, dated as of March 6, 2025 (the “Agreement”), is made and entered into by and between Fidelity Rutland Square Trust II, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Strategic Advisers Fidelity Alternatives Fund (the “Fund”), and Strategic Advisers LLC (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager entered into a Management Contract, dated as of March 6, 2025 (the “Management Agreement”), pursuant to which the Manager agreed to provide certain services and to pay certain expenses of the Fund in return for a management fee described in the Management Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.  MANAGEMENT FEE WAIVER. Until this Agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees to waive 25 basis points of the management fee.

2.  AMENDMENTS. This Agreement may not be amended to increase the management fee payable by the Fund except by a vote of a majority of the Board of Trustees of the Trust.

3.  INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4.  DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5.  TERMINATION. This Agreement shall terminate upon the earlier of (a) the termination of the Management Agreement between the Fund and the Manager or (b) September 30, 2028, except as otherwise agreed between the parties in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY RUTLAND SQUARE TRUST II

on behalf of STRATEGIC ADVISERS FIDELITY ALTERNATIVES FUND

By: /s/ Heather Bonner

Heather Bonner

President and Treasurer

STRATEGIC ADVISERS LLC

By: /s/ Christopher J. Rimmer

Christopher J. Rimmer

Treasurer